Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
McKESSON CORPORATION
(Showing cumulative amendments through July 31, 2024)1

ARTICLE I.

The name of the Corporation is McKesson Corporation.

ARTICLE II.

The address of the registered office of the Corporation within the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington 19808, County of New Castle. The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The total number of shares of stock of all classes which the Corporation has authority to issue is 900,000,000 shares, divided into 100,000,000 shares of Preferred Stock, par value $0.01 per share (herein called the ‘Series Preferred Stock’) and 800,000,000 shares of Common Stock, par value $0.01 per share (herein called ‘Common Stock’). The aggregate par value of all shares is $9,000,000.

The Board of Directors of the Corporation is expressly authorized, as shall be stated and expressed in the resolution or resolutions it adopts, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Series Preferred Stock in one or more class or series, in addition to the shares thereof specifically provided for in this Article IV, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; or (v) subject to the terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series; all as may be stated in such resolution or resolutions.

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1 Text from Amended and Restated Certificate of Incorporation of McKesson Corporation, dated July 27, 2011, except as otherwise indicated.

The number of authorized shares of Series Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Series Preferred Stock, as the case may be, or of any series thereof, unless a vote of any such holders is required pursuant to the provisions of this Article IV or the certificate or certificates establishing any additional series of such stock.

A description of each class of the Corporation’s stock, with the powers, designations, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, is as follows:

        I.    SERIES PREFERRED STOCK

A. General Provisions Relating to All Series

1. The Board of Directors shall have authority to classify and reclassify any unissued shares of the Series Preferred Stock from time to time by setting or changing in any one or more respects the powers, designations, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions of the Series Preferred Stock. Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of Series Preferred Stock shall include, without limitation, subject to the provisions of this Certificate of Incorporation, authority to classify or reclassify any unissued shares of such stock into one or more series of Series Preferred Stock, and to divide and classify shares of any series into one or more series of Series Preferred Stock by determining, fixing or altering one or more of the following:

(a) The distinctive designation of such series and the number of shares to constitute such series; provided that, unless otherwise prohibited by the terms of such or any other series, the number of shares of any series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other series shall remain part of the authorized Series Preferred Stock and be subject to classification and reclassification as provided in this Section.

(b) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other series of Series Preferred Stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(c) Whether or not shares of such series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

(d) Whether or not shares of such series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

(e) Whether or not shares of such series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(f) The rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other series of Series Preferred Stock.

(g) Whether or not there shall be any limitations applicable, while shares of such series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this Section, and, if so, the terms and conditions thereof.

(h) Any other powers, designations, preferences and relative, participating, optional and other rights, if any, and any other qualifications, limitations and restrictions, on the shares of such series, not inconsistent with law and this Certificate of Incorporation.

2. For the purposes hereof and of any certificate providing for the classification or reclassification of any shares of Series Preferred Stock or of any other charter document of the Corporation (unless otherwise provided in any such certificate or document), any class or series of stock of the Corporation shall be deemed to rank:

(a) Prior to a particular class or series of stock if the holders of such class or classes or series shall be entitled to the receipt of dividends or of amounts distributable in the event of any liquidation, dissolution or winding up, as the case may be, in preference to or with priority over the holders of such particular class or series of stock;

(b) On a parity with a particular class or series of stock, whether or not the dividend rates, dividend payment dates, voting rights or redemption or liquidation prices per share thereof, be different from those of such particular class or series of stock, if the rights of holders of such class or classes or series to the receipt of dividends or of amounts distributable in event of any liquidation, dissolution or winding up, as the case may be, shall be neither (i) in preference to, or with priority over, nor (ii) subject or subordinate to, the rights of holders of such particular class or series of stock in respect of the receipt of dividends or of amounts distributable in the event of any liquidation, dissolution or winding up of the Corporation, as the case may be; and

(c) Junior to a particular class or series of stock if the rights of the holders of such class or classes or series shall be subject or subordinate to the rights of the holders of such particular class or series of stock in respect of the receipt of dividends or of amounts distributable in the event of any liquidation, dissolution or winding up, as the case may be.

B. Series A Junior Participating Preferred Stock

1. Designation and Amount. The shares of this series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall initially be 10,000,000, par value $0.01 per share, such number of shares to be subject to increase or decrease by action of the Board of Directors as evidenced by a certificate or certificates evidencing such change.

2. Dividends and Distributions.

(a) The holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first business day of January, April, July and October in each year (each such date being referred to herein as a “Series A Quarterly Dividend Payment Date”), commencing on the first Series A Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $10.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Series A Quarterly Dividend Payment Date, or, with respect to the first Series A Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after November 1, 1994 (the “Rights Declaration Date’) (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, or (C) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Series A Quarterly Dividend Payment Date and the next subsequent Series A Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Series A Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Series A Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Series A Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Series A Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Series A Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Series A Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period’) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series Preferred Stock, (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Series Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Series Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Series Preferred Stock of such voting right. At any meeting at which the holders of Series Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Series Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Series Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Series Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Series Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Series Preferred Stock are entitled to vote pursuant to this paragraph (c)(iii) shall be given to each holder of record of Series Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Series Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (A) the Directors so elected by the holders of Series Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (B) any vacancy in the Board of Directors may (except as provided in paragraph (c)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (B) of the preceding sentence.

(v) Immediately upon the expiration of a default period, (A) the right of the holders of Series Preferred Stock as a class to elect Directors shall cease, (B) the term of any Directors elected by the holders of Series Preferred Stock as a class shall terminate, and (C) the number of Directors shall be such number as may be provided for in this Certificate of Incorporation or the By-laws of the Corporation irrespective of any increase made pursuant to the provisions of paragraph (c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in this Certificate of Incorporation or the By-laws of the Corporation). Any vacancies in the Board of Directors effected by the provisions of clauses (B) and (C) in the preceding sentence may be filled by a majority of the remaining Directors.

(d) Except as set forth herein or as otherwise required by applicable law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series Preferred Stock and may be reissued as part of a new series of Series Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

6. Liquidation, Dissolution or Winding Up.

(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Series Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

10. Amendment. This Certificate of Incorporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

        II.    COMMON STOCK

A. Dividends. Subject to all of the rights of the Series Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds legally available for the payment of dividends.

B. Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Series Preferred Stock shall have been paid in full amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been deposited in trust with a bank or trust company having its principal office in the Borough of Manhattan, City, County and State of New York, having a capital, undivided profits and surplus aggregating at least $5,000,000, for the benefit of the holders of the Series Preferred Stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

C. Voting Rights. Except as otherwise expressly provided with respect to the Series Preferred Stock and except as otherwise may be required by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and each holder of Common Stock shall be entitled to one vote for each share held.

ARTICLE V.

A. Board of Directors of the Corporation.

1. General Provisions. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The exact number of directors shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation and may be increased or decreased as therein provided. Directors of the Corporation need not be elected by ballot unless required by the By-Laws.

2. Term. Each nominee elected at an annual meeting of stockholders to serve as director shall hold office for a term commencing on the date of the annual meeting, or such later date as shall be determined by the Board of Directors, and ending on the next annual meeting of stockholders and until such director's successor is elected and qualified, or until such director's earlier resignation or removal. A director may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors and, subject to such removal, death, resignation, retirement or disqualification, shall hold office until such director’s term expires and until such director’s successor shall be elected and qualified. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

3. Directors Appointed by a Specific Class of Stockholders. To the extent that any holders of any class or series of stock other than Common Stock issued by the Corporation shall have the separate right, voting as a class or series, to elect directors, the directors elected by such class or series shall be deemed to constitute an additional class of directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting right to the holders of such class or series of stock, and any such class of directors shall be in addition to the classes designated above.

ARTICLE VI.

A. General Provisions. The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of its directors and stockholders:

1. Amendments to the Certificate of Incorporation. Subject to the provisions of applicable law, the Corporation reserves the right from time to time to make any amendment to its Certificate of Incorporation, now or hereafter authorized by law, including any amendment which alters the contract rights as expressly set forth therein of any outstanding stock.

2. Amendments to the By-Laws. The Board of Directors is expressly authorized to adopt, alter or repeal the By-Laws of the Corporation in whole or in part at any regular or special meeting of the Board of Directors, by vote of a majority of the entire Board of Directors. The By-Laws may also be adopted, altered or repealed in whole or in part at any annual or special meeting of the stockholders by the affirmative vote of a majority of the shares of the Corporation outstanding and entitled to vote thereon.

3. No Preemptive Rights. No holder of any class of stock of the Corporation, whether now or hereafter authorized or outstanding, shall have any preemptive, preferential or other right to subscribe for or purchase any class of the Corporation’s stock, whether now or hereafter authorized or outstanding, which it may at any time issue or sell, or to subscribe for or purchase any notes, debentures, bonds or other securities which it may at any time issue or sell, whether or not the same be convertible into or exchangeable for or carry options or warrants to purchase shares of any class of the Corporation’s stock or other securities, or to receive or purchase any warrants or options which may be issued or granted evidencing the right to purchase any such stock or other securities, it being intended by this Section 3 that all preemptive rights of any kind applicable to securities of the Corporation are eliminated.

4. Vote Required to Take Action; Action by Written Consent. Except as otherwise provided in this Certificate of Incorporation or the By-Laws or as otherwise provided by applicable law, the Corporation may take or authorize any action upon the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter thereof. Action shall be taken by stockholders of the Corporation only at annual or special meetings of stockholders, and stockholders may act in lieu of a meeting only by unanimous written consent.

5. Compensation of Directors. The Board of Directors may determine from time to time the amount and type of compensation which shall be paid to its members for service on the Board of Directors. The Board of Directors shall also have the power, in its discretion, to provide for and to pay to directors rendering services to the Corporation not ordinarily rendered by directors, as such, special compensation appropriate to the value of such services, as determined by the Board from time to time.

6. Interested Transactions. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the Corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose if (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

7. Indemnification. The Corporation shall indemnify (a) its directors to the fullest extent permitted by the laws of the State of Delaware now or hereafter in force, including the advancement of expenses under the procedures provided by such laws, (b) all of its officers to the same extent as it shall indemnify its directors, and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. Subject only to any limitations prescribed by the laws of the State of Delaware now or hereafter in force, the foregoing shall not limit the authority of the Corporation to indemnify the directors, officers and other employees and agents of this Corporation consistent with law and shall not be deemed to be exclusive of any rights to which those indemnified may be entitled as a matter of law or under any resolution, By-Law provision, or agreement.

8. Court-Ordered Meetings of Creditors and/or Stockholders. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

9. Liability of Directors and Officers.2 To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. This Section 9 does not affect the availability of equitable remedies for breach of fiduciary duties. Solely for purposes of this Section 9, “officer” shall have the meaning determined in accordance with Section 102(b)(7) of Title 8 of the Delaware Code, as amended from time to time.

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2 Underlined text in Article VI Section 9 indicates changes made by Certificate of Amendment dated July 31, 2024.